Exhibit (16)


State Street Research Growth Fund - Class C
Standard Total Return Computations - One Year


Original Amt. Invested      $1,000.00
Commission at 0.0%              $0.00
Net Amount to Fund          $1,000.OO
Purchase price                  $9.26
Shares acquired               107.982


           Beginning   Dividend    Monthly   Reinvest    Shares        New    Month-end                 Monthly       Aggregate
Month       Shares       Rate       Income     Price    Purchased     Shares     NAV          ERV     Performance    Performance
1/31/93     107.982     0.0000       0.00      $9.36      0.000       107.982     $9.36    $1,010.90       1.09          1.09
2/28/93     107.982     0.0000       0.00      $9.34      0.000       107.982     $9.34    $1,008.55      -0.23          0.86
3/31/93     107.982     0.0000       0.00      $9.57      0.000       107.982     $9.57    $1,033.39       2.46          3.34
4/30/93     107.982     0.0000       0.00      $9.16      0.000       107.982     $9.16      $989.12      -4.28         -1.09
5/31/93     107.982     0.0000       0.00      $9.53      0.000       107.982     $9.53    $1,029.07       4.04          2.91
6/30/93     107.982     0.0500       5.40      $9.39      0.575       108.557     $9.39    $1,019.35      -0.94          1.94
7/31/93     108.557     0.0000       0.00      $9.33      0.000       108.557     $9.33    $1,012.84      -0.64          1.28
8/31/93     108.557     0.0000       0.00      $9.83      0.000       108.557     $9.83    $1,067.12       5.36          6.71
9/30/93     108.557     0.0000       0.00     $10.05      0.000       108.557    $l0.05    $l,091.00       2.24          9.10
10/31/93    108.557     0.0000       0.00     $10.02      0.000       108.557    $10.02    $1,087.74      -0.30          8.77
11/30/93    108.557     0.0000       0.00      $9.82      0.000       108.557     $9.82    $1,066.03      -2.00          6.60
12/31/93    108.557     1.5250     165.55      $8.51     19.454       128.011     $8.51    $1,089.37       2.19          8.94

(1) Calculate average annual return of the Fund for the period January 1, 1993 through December 31, 1993:

                     365/365
        1,000 (1 + T)   =   1089.37
                    T = 8.94%

State Street Research Growth Fund - Class C
Nonstandardized Total Return Computation


Original Amt. Invested          S1,000.00
Commission at 0.0%                  $0.00
Net Amount to Fund              $1,000.00
Purchase price                      $9.39
Shares acquired                   106.496



           Beginning   Dividend    Monthly   Reinvest    Shares        New    Month-end                 Monthly         ITD
Month       Shares       Rate       Income     Price    Purchased     Shares     NAV          ERV     Performance    Performance
7/31/93     106.496     0.0000       0.00      $9.33      0.000       106.496     $9.33      $993.61      -0.64         -0.64
8/31/93     106.496     0.0000       0.00      $9.83      0.000       106.496     $9.83    $1,046.86       5.36          4.69
9/30/93     106.496     0.0000       0.00     $10.05      0.000       106.496    $10.05    $1,070.29       2.24          7.03
10/31/93    106.496     0.0000       0.00     $10.02      0.000       106.496    $10.02    $1,067.09      -0.30          6.71
11/30/93    106.496     0.0000       0.00      $9.82      0.000       106.496     9.820    $1,045.79      -2.00          4.58
12/31/93    106.496     1.5250     162.41      $8.51     19.084       125.581     8.510    $1,068.69       2.19          6.87

No annualization is made. Computation for the six months ended December 31, 1993.